EXHIBIT 21.1
FIRST BANCORP
AS OF DECEMBER 31, 2009
Subsidiaries of the Registrant

Jurisdiction of
Name	Incorporation
FirstBank Puerto Rico	Puerto Rico
First Leasing & Rental Corporation	Puerto Rico
First Federal Finance Corporation (D/B/A Money Express)	Puerto Rico
First Insurance Agency, Inc.	U.S. Virgin Islands
First Trade, Inc.	U.S. Virgin Islands
First Mortgage, Inc.	Puerto Rico
First Express, Inc.	U.S.Virgin Islands
FirstBank Overseas Corp.	Puerto Rico
First Management of Puerto Rico, Inc.	Puerto Rico
FirstBank Puerto Rico Securities Corp.	Puerto Rico
First Resolution Company	Delaware
Grupo Empresas de Servicios Financieros, Inc. (D/B/A PR Finance)	Puerto Rico
FirstBank Insurance Agency, Inc.	Puerto Rico